SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12.

--------------------------------------------------------------------------------

                               LIQUID AUDIO, INC.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

                              MUSICMAKER.COM, INC.,
  JEWELCOR MANAGEMENT, INC., BARINGTON COMPANIES EQUITY PARTNERS, L.P., RAMIUS
                   SECURITIES, LLC, DOMROSE SONS PARTNERSHIP,
                    JAMES A. MITAROTONDA and SEYMOUR HOLTZMAN
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

      On June 19, 2002, musicmaker.com, Inc. sent the following letter to the board of directors of Liquid Audio, Inc.

                              musicmaker.com, Inc.
                               888 Seventh Avenue
                                   17th Floor
                            New York, New York 10019


June 19, 2002

Board of Directors
Liquid Audio, Inc.
800 Chesapeake Drive
Redwood City, CA  94063

Dear Board Members:

      I am enclosing a letter that was sent to your counsel today regarding our concern about the proposed merger with Alliance Entertainment Corp., which was approved by the Board of Directors of Liquid Audio, Inc. We are vehemently opposed to the company taking this action, and you should be ashamed of the breakup fee provisions in the merger agreement.

      I believe that the Board's conduct is egregious and actionable. In my business career, I have never had as many telephone calls from angry shareholders as I have recently received from your shareholders.

      I would expect the Board to have the common sense to communicate with its shareholders to find out if they would support a merger before the Board enters into such a transaction and commits company assets. Perhaps you would be good enough to tell me of any substantial shareholders, other than members of management, who applaud the current management or support the transaction with Alliance. I would appreciate a response from the Company. To date, the Company has failed to respond to any of our prior letters.

                                          Sincerely,

                                          /s/ Seymour Holtzman
                                          ------------------------
                                          Seymour Holtzman
                                          Chairman
Enclosure

                      GORDON, FOURNARIS & MAMMARELLA, P.A.
                                ATTORNEYS AT LAW
                       SUITE 700, 1220 NORTH MARKET STREET
                                  P.O. BOX 1355
                         WILMINGTON, DELAWARE 19899-1355


                                            June 19, 2002



BY FACSIMILE TRANSMISSION
-------------------------

Stephen C. Norman, Esquire
Potter Anderson & Corroon LLP
1313 North Market Street
P.O. Box 951
Wilmington, Delaware 19899-0951

            Re:   musicmaker.com, Inc. v. Liquid Audio, Inc.
                  Del. Ch., C.A. No 19601-NC
                  ------------------------------------------

Dear Steve,

            I am writing to express the position of my client, musicmaker.com, Inc. ("musicmaker"), in connection with the recent announcement of the proposed merger (the "Merger") between Liquid Audio, Inc. ("Liquid Audio") and Alliance Entertainment Corp. ("Alliance"). Although many reasons exist for the stockholders of Liquid Audio to oppose the Merger, this letter will be limited to a discussion of certain of the "termination provisions" of the merger agreement between Liquid Audio and Alliance (the "Merger Agreement") that Liquid Audio filed with the Securities and Exchange Commission. Specifically, Section 7.3(b)(i) of the Merger Agreement provides that Liquid Audio must pay to Alliance a $3,000,000 termination fee under the following circumstances:

            If the Merger Agreement is terminated by Liquid Audio or Alliance because the Merger is not consummated on or before December 31, 2002, and within twelve months following such termination, Liquid Audio enters into a definitive agreement with respect to or consummates any "Acquisition Proposal" (as defined in Section 5.3(e) as modified by Section 7.3(b)(i) of the Merger Agreement).

            If the Merger Agreement is terminated by Alliance at any time prior to approval of the Merger Agreement and the Merger by the stockholders of Liquid Audio because of a "Triggering Event" (as defined in Section 7.1 of the Merger Agreement); If the Merger Agreement is terminated by Liquid Audio because of a "Superior Offer" (as defined in Section 5.3(c) of the Merger Agreement).

Moreover, Section 7.3(b)(ii) of the Merger Agreement provides that Liquid Audio must pay to Alliance a $1,000,000 termination fee if the Merger Agreement is terminated by Liquid Audio or Alliance because the stockholders of Liquid Audio fail to approve the Merger Agreement and the Merger. In addition to this $1,000,000 termination fee payable under Section 7.3(b)(ii), if Liquid Audio (a) within twelve months following the termination of the Merger Agreement, enters into a definitive agreement with respect to or consummates any "Acquisition Proposal" (as defined in Section 5.3(e) as modified by Section 7.3(b)(ii) of the Merger Agreement), or (b) within six months following termination of the Merger Agreement, completes a liquidation or dissolution, Liquid Audio must pay to Alliance an additional $750,000 termination fee.

            It is apparent that the Merger Agreement was approved by the Board of Directors of Liquid Audio (the "Board"), and the 2002 annual meeting of the stockholders of Liquid Audio (the "Annual Meeting") was cancelled by the Board, in an attempt to frustrate musicmaker's proxy solicitation. The Board and current management of Liquid Audio approved the Merger Agreement to delay the Annual Meeting and ultimately to coerce the stockholders of Liquid Audio to not vote in favor of musicmaker's nominees. In fact, the $750,000 termination fee to be paid to Alliance if Liquid Audio is liquidated or dissolved is a highly unusual provision and was approved by the Board to entrench the Board and the current management of Liquid Audio in their respective positions and to limit the ability of musicmaker's nominees (if they are elected) to enhance the value of the stockholders' investment through a possible liquidation or dissolution of Liquid Audio. Simply stated, the Merger Agreement was approved by the Board for the "primary purpose of thwarting the exercise of a stockholder vote." Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651, 660 (Del. Ch. 1988). Accordingly, the approval of the Merger Agreement and the Merger, and the cancellation of the Annual Meeting reflect breaches of fiduciary duty by the Board and violations of Delaware law by Liquid Audio. See id.

            Moreover, the $3,000,000 termination fee provided under Section 7.3(b)(ii) of the Merger Agreement, representing approximately 5.7 percent of the market value of Liquid Audio, is excessive, coercive and stretches the definition of range of reasonableness beyond its breaking point. See Phelps Dodge Corp. v. Cyprus Amax Minerals Co., 1999 WL 1054255, at *2 (Del. Ch.). The excessiveness, coerciveness and unreasonableness of the $3,000,000 termination fee to be paid to Alliance is apparent if such termination fee is compared to the $1,500,000 that Alliance is projected to earn during the quarter ended March 31, 2002. Accordingly, the approval of such termination fee by the Board also reflects a breach of fiduciary duty by the Board and a violation of Delaware law by Liquid Audio. See Paramount Communications Inc.
v. QVC Network, Inc. 637 A.2d 34, 50-51 (Del. 1994).

            Finally, the multi-layered termination fee provided under Section 7.3(b)(iii) of the Merger Agreement to be paid by Liquid Audio to Alliance if the stockholders of Liquid Audio fail to approve the Merger Agreement and the Merger, and, subsequently, Liquid Audio agrees to or consummates an "Acquisition Proposal," or decides to liquidate or dissolve, is coercive in nature and was adopted by the Board "to `interfere with or impede . . . [the exercise of] the shareholder franchise.'" Chesapeake Corp. v. Shore, 771 A.2d 293, 345 (Del. Ch. 2000) (quoting Williams v. Geier, 671 A.2d 1368, 1376
(Del. 1996)). Accordingly, the approval of such termination fees also reflects a breach of fiduciary duty by the Board and a violation of Delaware law by Liquid Audio. See Eisenberg v. Chicago Milwaukee Corp., 537 A.2d 1051, 1061-62 (Del. Ch. 1987).

             Most revealing of the intent of the Board in approving the Merger Agreement and the Merger is the fact that Alliance is under no obligation to pay any termination fee to Liquid Audio under any factual scenario. In sum, unless Liquid Audio declares a date certain for the Annual Meeting while preserving the previously announced May 20, 2002 record date, and agrees to terminate the Merger Agreement, musicmaker intends to challenge the legality of the Merger Agreement and request that consummation of the Merger be enjoined.

                                    Sincerely,

                                    /s/ Michael J. Maimone
                                    ---------------------------
                                    Michael J. Maimone

cc:   Abbe L. Dienstag, Esquire (by facsimile transmission)